Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-237356 on Form S-3 and Registration Statements Nos. 333-34145; 333-177243; 333-209590; 333-213307; 333-220235; 333-240151; 333-257358 on Form S-8 of our reports dated February 24, 2023 relating to the consolidated financial statements of OceanFirst Financial Corp. and the effectiveness of OceanFirst Financial Corp.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of OceanFirst Financial Corp. for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 24, 2023